EMPLOYMENT SEPARATION AND RELEASE AGREEMENT
This Employment Separation and Release Agreement (“Agreement”) is entered into between Nektar Therapeutics, a Delaware corporation (the “Company”), and

JILLIAN B. THOMSEN

(hereafter “you,” “your,” “I” or “Employee”) (collectively with the Company, the “Parties”) as of the Separation Date (as defined below). For the purposes hereof, the “Company Parties” refers to the Company, its affiliated companies (including subsidiaries), employees, officers, directors, agents, successors, assigns, and representatives.

WHEREAS, on April 17, 2023 (your “Notice Date”), you were provided notice that your last day of employment with the Company will be June 16, 2023 (“Separation Date”);
WHEREAS, the Parties intend to separate from the employment relationship pursuant to the terms of this Agreement, which includes the intent to resolve pursuant to the terms hereof any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that you may have against the Company and/or any of the Released Parties, as defined below, including, but not limited to, any and all claims arising out of or in any way related to your employment with or separation from the Company; and

WHEREAS, from the Notice Date through to the Separation Date, the Company continued to be obligated to pay your current semi-monthly base compensation in accordance with the Company’s normal payroll practices (subject to the usual, required deductions and withholdings), and you continued to vest in any unexpired stock options and restricted stock units awarded to you (subject to all other terms and conditions of the Award Agreements, as defined below).

NOW, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Employee Acknowledgments. You agree and acknowledge as of the Separation Date that: (a) you received all earned salary, accrued paid time off, and all other earned compensation and benefits due to you through the Separation Date as a result of services you performed for the Company, based upon the Company putting into place a special payment process that delivers on your Separation Date into the bank account the Company has on file for you for its payroll system the total amount corresponding to said all earned salary and accrued paid time off; (b) you reported to the Company any and all work-related injuries to you incurred during your employment; (c) you agree that the Company properly provided any leave of absence because of your or a family member’s health condition, and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (d) you provided the Company with
1            JILLIAN B. THOMSEN

notice (orally or in writing) of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any Released Party; (e) you have not solicited or assisted (except as provided in the Agreement or under applicable law), in any way, an existing or former Company employee or shareholder in bringing an action or claim against the Company; (f) you confirm that you have not filed and do not have pending any complaints, charges or lawsuits against any Released Party with any governmental agency or any court, and you agree that you will not initiate or encourage any such actions in any manner contrary to the terms of this Agreement; and (g) you affirm that you have not raised a claim, including but not limited to, unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; failure to prevent an act of workplace harassment or discrimination; or retaliation in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process, involving the Released Parties.
2.Equity Awards. Pursuant to the applicable equity incentive plan (“Equity Plans”) and the equity award notices and agreements issued to you thereunder, if any (collectively, the “Award Agreements”), your Award Agreements will be deemed modified to provide that your right to exercise any vested stock options as of your Separation Date, if any, shall end on the earlier of (i) twelve months following your Separation Date, or (ii) the expiration of the ordinary term (i.e., without regard to termination of employment) of your stock options. Further, any stock options or restricted stock units awarded to you, if any, cease vesting on the Separation Date. Your stock options and restricted stock units (if any) continue to remain subject to all other terms and conditions of the Award Agreements. In the event of any conflict between the terms of the Equity Plans and Award Agreements and this Agreement, the terms of the Equity Plans and Award Agreements, as deemed modified hereby, will control.
3.Consideration. In exchange for your promises in this Agreement as well as your release of claims against the Company and the Released Parties, you understand the Company is offering you, as provided below in this Section 3: (a) severance; (b) COBRA payments; (c) outplacement services; and (d) other consideration specifically set forth below. You acknowledge and agree that certain consideration given under this Agreement is in addition to anything of value to which you already were entitled and would not have been provided to you if you had not entered into this Agreement. Although the Company will calculate any deductions and withholdings based on the Company’s understanding of applicable law using the information the Company has in its payroll system at the time of disbursing any consideration provided to you under this Agreement, you acknowledge and agree that you are solely responsible for your personal tax liability associated with such consideration.
a.Severance. Subject to applicable deductions and withholdings and so long as you have not resigned prior to the Separation Date, the Company will pay you within fourteen (14) days after the Effective Date the gross amount of $880,000.00 (the “Severance Payment”).
2            JILLIAN B. THOMSEN

b.COBRA Payments. If you are eligible for and meet all requirements for timely election of COBRA coverage, the Company will pay the premiums that correspond to your current benefit elections for your group medical, dental, employee assistance program (EAP) and vision plan COBRA coverage (also to cover your currently applicable family members) through the end of June 30, 2024; provided, however, that the Company may cease paying the premiums for such continuation coverage at any time you become eligible for similar group coverage (medical, dental, or vision, as applicable) from another employer. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s payment of COBRA premiums, if any, will be credited as payment by you for purposes of payments required for COBRA coverage.
c.Career Transition Services. To assist you in your job search, the Company will pay for up to six (6) months of career transition services to be provided by the Company’s outplacement services provider, provided that you must initiate your request for these services no later than three (3) months following your Notice Date.
d.Transfer of Title to Personal Information Technology Equipment. Subject to the Company’s standard process for removing access to the Company’s electronic communications, applications and file storage systems, the Company hereby assigns to you on an “as is” basis any Company-issued mobile phone, laptop computer, tablet, monitor, printer, keyboard, headset, speaker, desk, chair and mouse, in each case, currently in your possession at your residence (the “Personal IT Equipment”). In accepting the ownership of this Personal IT Equipment, you agree to remove and destroy (and otherwise not use) any Company confidential and proprietary content, as well as any third-party confidential and proprietary content. You further agree you are solely responsible for using any Personal IT Equipment in accordance with applicable laws and regulations, and you will dispose of any Personal IT Equipment in accordance with manufacturer recommendations, as well as local, state and federal regulations.
e.Forgiveness of Negative Paid Time Off. The Company hereby waives repayment of any negative paid time off balance that exists on your Separation Date.
You understand that you are not entitled to, and will not be provided, the above consideration if you do not enter into this Agreement and the Agreement does not become effective.
4.Release.
a.General Release. In exchange for the Company’s promises and payments set forth in Section 3, above, which includes consideration in addition to anything of value to which you already are entitled, you, personally and for your heirs, executors, administrators, successors and assigns, hereby agree to forever and fully release and discharge the Company and its subsidiaries, successors, predecessors and affiliates, and its and their respective current and former directors, officers, employees, agents, attorneys, predecessors, insurers, affiliates and assigns (all of whom are referred to
3            JILLIAN B. THOMSEN

throughout this Agreement as “Released Parties”), from any and all claims, demands, actions, causes of action, suits, damages, losses, expenses, liabilities, and obligations, in each case, of every kind and nature, and both known and unknown, individually or as part of a group action, that exist, can arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time during your employment and/or separation of employment with the Company, through to and including the Signature Date. This general release includes, but is not limited to, any rights or claims arising under the California Constitution; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; the California Labor Code (including Labor Code section 132A), the Age Discrimination in Employment Act (ADEA); Title VII of the of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act (ERISA); the Worker Adjustment and Retraining Notification Act (WARN), federal and state family leave statutes; and any and all other federal, state and local laws, statutes, executive orders, regulations and common law; any claim for any loss, cost, damage or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; any and all claims for attorney’s fees and costs; and any and all claims relating to, or arising from your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. You and the Company agree that this is a compromise settlement of all such claims and therefore, this Agreement does not constitute any admission of liability on the part of the Company.
You are releasing all rights under Section 1542 of the California Civil Code. Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
You intend these consequences even as to claims for damages that may exist as of the date this Agreement is executed that you do not know exist and which if known, would materially affect your decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.
b.Exclusions from General Release. The above release does not waive claims: (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, (iv) for indemnification under California Labor Code section 2802, the Company’s Certificate of Incorporation,
4            JILLIAN B. THOMSEN

the Indemnity Agreement dated November 20, 2008 to which you and the Company are parties (the “Indemnity Agreement”) and/or the Company’s Bylaws, (v) hereunder and under the Equity Plans and Award Agreements or (vi) that cannot be released by private agreement. The Company covenants, with respect to any third party claim made against you, whether before, on or after the Separation Date, that is covered by the Indemnity Agreement, to provide you indemnification in accordance with said Indemnity Agreement; for clarity, it is acknowledged that the Indemnity Agreement includes, without limitation, your service to the Company as Chief Financial Officer.
c.Acknowledgements. The Company previously acknowledged and agreed that it and the Company Parties had, to the Company’s knowledge, no claims, demands, actions, causes of action or suits (“Claims”) against you, nor any basis for same, of any kind or nature. On the Separation Date, the Company will provide to you, in writing, by email to your personal email address known to the Company, disclosure of whether it has, to its knowledge as of the Separation Date, any Claims against you or any basis for same, with specification of the nature of each such Claim, in order that you may determine whether or not to execute and deliver this Agreement. If no such email is sent to you by noon, Pacific Time, on the Separation Date, then the Company will be deemed to have acknowledged and agreed that, to its knowledge as of the Separation Date, it and the Company Parties do not have any Claims against you or the basis for same.
5.Confidential and Proprietary Information. You acknowledge having had access to and received confidential trade secret, know-how and proprietary information of the Company and its partners (so long as remaining confidential “Confidential Information” through no unauthorized disclosure by you) during the time of your employment with the Company. This information may be in a variety of paper and electronic forms. You agree not to make any such Confidential Information known to any member of the public. You further agree to return to the Company or, in the case of electronically stored information, delete (to the extent reasonably available to you to be so deleted, and to the extent reasonably unavailable to you to be so deleted, to maintain as confidential) prior to the Separation Date all such Confidential Information, as well as all copies or excerpts thereof in your possession or control obtained as a result of employment with the Company, except for copies of agreements between you and the Company and other documents evidencing your employment relationship with the Company. If you have used any personal computer, server, or electronic system to receive, store, review, prepare or transmit any Confidential Information, you agree to provide the Company access to your system as requested to verify that the necessary deletion has been completed. You agree not to retain any paper or electronic copies of any Company documents or data (including but not limited to email and electronic messages) containing Confidential Information other than agreements between you and the Company and other documents evidencing your employment relationship with the Company.
6.Return of Company Tangible Property (Other Than Personal IT Equipment). Other than your facility badge, any parking garage badges, and Personal IT Equipment as provided for in Section 3, you confirm that, by the Separation Date, you have returned to
5            JILLIAN B. THOMSEN

the Company all Company tangible property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information and equipment other than Personal IT Equipment, credit cards, and keys.
7.Non-Disparagement. Except as permitted by the terms of this Agreement and applicable laws, which include Section 7 of the National Labor Relations Act, you agree not to make statements to clients, customers, partners, or suppliers of the Company that are in any way disparaging or negative towards any of the Company Parties. The Company (through its officers and members of its board of directors or as authorized or permitted by any of them) agrees not to make statements that are in any way disparaging or negative towards you and said officers and members of the board of directors will be instructed to limit their statements to provide your titles and dates of employment and/or to statements previously authorized by you.
8.No Interference with Rights. Nothing in this Agreement, including but not limited to the release of claims, the non-disclosure of Confidential Information, the acknowledgements and promise not to sue, or the non-disparagement clauses, (i) waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (ii) prevents the filing of a charge or complaint with or the participation in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, (iii) prevents the exercise of rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees or other individuals; (iv) shall be construed to prohibit or prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination based on sex, or act of retaliation against a person for reporting or opposing harassment or discrimination; or (v) shall prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct you have reason to believe is unlawful. Although by signing this Agreement you acknowledge waiving your right to recover any individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party in relation to the matters described above in this Section 8, except for any right you may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
6            JILLIAN B. THOMSEN

9.No Retaliation. Nevertheless, nothing in this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or DOL), from testifying truthfully under oath in, or associated with, any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). You are hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
10.Voluntary Waiver and Release, Acknowledgement of Waiver of Claims, Advice of Counsel, Consideration, Revocation and Other Information. You acknowledge you are waiving and releasing rights you have under the law and that this waiver and release is executed knowingly and voluntarily without any coercion, duress or undue influence. You acknowledge that certain consideration given for this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge notice in writing that:
a.your waiver and release of rights under this Agreement are voluntary and deliberate, and that you are acting of your own free will in executing this Agreement and you had an opportunity to ask questions concerning this Agreement;
b.through this Agreement, you are releasing the Released Parties from any and all claims, that you may have against any of the Released Parties, subject to the exceptions expressly contained herein;
c.your waiver and release, as set forth in this Agreement, do not apply to any rights or claims that may arise after the date you sign this Agreement;
d.the Company hereby advises you that, before signing this Agreement, you should consult with an attorney, although you may choose voluntarily not to do so;
e.you have had at least twenty-one (21) days to consider whether to sign this Agreement;
7            JILLIAN B. THOMSEN

f.changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period
g.you may challenge the knowing and voluntary nature of this release under any applicable federal, state, or local agency charged with the enforcement of any employment laws, such as under the Older Workers Benefit Protection Act and the ADEA before a court, the EEOC, the NLRB, or any other; and
h.you have seven (7) days following the date you sign this Agreement to revoke it by delivering written notice to the Company’s General Counsel at the address below or by facsimile:
Mark A. Wilson, Senior Vice President & Chief Legal Officer
Nektar Therapeutics
455 Mission Bay Boulevard South
San Francisco, CA 94158
(415) 339-5322 (facsimile)

If the revocation period expires on a weekend or holiday, you will have until the end of the next business day to revoke it. This Agreement will become effective on the eighth day after you sign this Agreement, provided you do not revoke this Agreement (“Effective Date”) prior to the expiration of the seven (7) day revocation period as provided above.

11.Entire Agreement; Modification. This Agreement is governed by California law. This Agreement constitutes the complete and only agreement between you and the Company on these subjects. In entering this Agreement, you are not relying on any promise or representation, written or oral, other than those expressly contained in this Agreement. Any prior agreements between or directly involving you and the Company are superseded by this Agreement, except for the Indemnity Agreement, Equity Plans and Award Agreements. This Agreement may not be modified except in a writing signed by both you and a Senior Vice President of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Released Parties, their heirs, successors and assigns. Any determination that a provision of this Agreement is invalid or unenforceable, in whole or in part, will not affect any other provision of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable in accordance with the intent of the parties to the extent possible.
12.General. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement. This Agreement may be signed in counterparts. This Agreement may be executed by electronic means and such signatures shall be deemed to bind each Party with the same force and effect as a handwritten signature.
[Remainder of Page Intentionally Left Blank]

8            JILLIAN B. THOMSEN

If this Agreement is acceptable to you, please sign below and return the original to Human Resources no earlier than the Separation Date, and no later than Friday, July 7, 2023. The Company’s offer to enter this Agreement will automatically expire if we do not receive your executed Agreement by the aforementioned time period.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (SUBJECT TO THE EXCEPTIONS PROVIDED HEREIN), INCLUDING CLAIMS UNDER TITLE VII, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

I acknowledge and agree that I have read and understand this Agreement, am signing this Agreement knowing I could be waiving valuable rights, and acknowledge that this Agreement is final and binding.

Jillian B. Thomsen

/s/ Jillian B. Thomsen Dated (the “Signature Date”): June 19, 2023

Nektar Therapeutics
/s/ Robert Bacci Dated: June 19, 2023
Robert Bacci Senior Vice President, Human Resources & Facilities Operations

9            JILLIAN B. THOMSEN